UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 12, 2012

LBI MEDIA HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction

of incorporation)

333-110122	05-0584918
(Commission File Number)	(IRS Employer Identification No.)

1845 West Empire Avenue Burbank, California	91504
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (818) 563-5722

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 7.01	Regulation FD Disclosure.

On October 12, 2012, LBI Media Holdings, Inc. (“Holdings”) and LBI Media, Inc. (“Media”), a wholly-owned subsidiary of Holdings, in connection with their previously disclosed private exchange offers (the “Exchange Offers”) and related solicitation of consents (the “Exchange Offers Consents”) and in connection with Media’s solicitation of consents (the “Solicitation Consents”) from holders of its 9 1/4% senior secured notes (the “First Priority Senior Secured Notes”), issued a press release announcing amendments to the terms of the Exchange Offers and solicitation of Exchange Offers Consents and Solicitation Consents, as well as the preliminary results of the Exchange Offers and solicitation of Consents.

Pursuant to the terms of the Exchange Offers, as amended (the “Amended Exchange Offers”), Media is offering to exchange its new 11% second priority secured springing subordinated notes due 2020 (the “Second Priority Secured Springing Subordinated Notes”) for any and all of Media’s outstanding 8 1/2% senior subordinated notes due 2017 (the “Old Senior Subordinated Notes”) and for any and all of Holdings’ 11% senior discount notes due 2013 (the “Discount Notes”) and Holdings is offering to exchange its new 11% senior notes due 2017 (the “Holdings Notes” and, together with the Second Priority Secured Springing Subordinated Notes, the “New Notes”) for any and all of its outstanding Discount Notes.

In connection with the Amended Exchange Offers, Media and Holdings have, among other things, revised the consideration being offered to holders of Old Senior Subordinated Notes and Discount Notes, extended the date to receive “Total Consideration” rather than “Exchange Consideration” and extended the date to withdraw Exchange Offers Consents and First Priority Senior Secured Notes Consents to October 25, 2012. In connection with the Amended Exchange Offers, Media and Holdings have entered into exchange offers and consent solicitation commitment and support agreements, whereby certain holders of the Old Senior Subordinated Notes and the Discount Notes have already tendered, or have agreed to tender (subject to certain terms and conditions contained in agreements between the parties), approximately $57.9 million, or 25.4%, of the outstanding principal amount of the Old Senior Subordinated Notes not held by Media or Media’s affiliates and approximately $24.0 million, or 58.5%, of the outstanding principal amount of the Discount Notes not held by Holdings or Holdings’ affiliates, and have delivered, or have agreed to deliver (subject to certain terms and conditions contained in agreements between the parties), their Exchange Offers Consents to the proposed amendments to the indenture governing the Old Senior Subordinated Notes or Discount Notes, as applicable.

Media also amended certain terms of the proposed amendments to the indenture governing Media’s First Priority Senior Secured Notes (the “Amended First Priority Senior Secured Notes Consent Solicitation”), including, without limitation, revising the proposed amendments to reflect the terms of the Amended Exchange Offers and to increase the interest rate payable on the First Priority Senior Secured Notes to 10.25% per annum (or 10.0% per annum, if at least a majority of the principal amount of the Old Senior Subordinated Notes are validly tendered and accepted (and not withdrawn) in the Amended Exchange Offers). In connection with the Amended First Priority Senior Secured Notes Consent Solicitation, Media has entered into a consent solicitation commitment and support agreement with holders of approximately $128.1 million, or 58.2%, of the outstanding aggregate principal amount of the First Priority Senior Secured Notes, whereby such holders have (subject to certain terms and conditions contained in agreements between the parties), agreed to deliver Solicitation Consents for all of such holders’ First Priority Senior Secured Notes.

The press release is filed as Exhibit 99.1 and is hereby incorporated by reference in its entirety. The information in this Item 7.01 and the exhibit attached hereto is being furnished (not filed) under Item 7.01 of Form 8-K.

This Form 8-K does not constitute an offer to sell or the solicitation of an offer to buy the New Notes, nor shall there be any offer, solicitation or sale of the New Notes in any jurisdiction in which such offer, solicitation or sale is unlawful. The New Notes will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

99.1	Press Release of LBI Media Holdings, Inc. and LBI Media, Inc. dated October 12, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, LBI Media Holdings, Inc. has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Burbank, State of California, on October 12, 2012.

LBI MEDIA HOLDINGS, INC.

By:	/s/ Blima Tuller
Blima Tuller
Chief Financial Officer